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                                  Exhibit 6.4
                                  -----------


                             PRODUCTION AGREEMENT


     AGREEMENT (this "Agreement") made and entered into effective as of the 25th day of February, 2000, by and between BIOSCIENCE, L.L.C., a New Jersey limited liability company having an office at 225 Long Avenue, Building 15, P.O. Box 278, Hillside, New Jersey 07205 (hereinafter referred to as "BIOSCIENCE"), and NUCYCLE THERAPY, INC., a New Jersey corporation, having its office at 1 Deer Park Drive, Suite M, Princeton Junction, New Jersey 08852 (the "NUCYCLE").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, BIOSCIENCE is a newly-formed entity to engage in, among other things, the business of developing, marketing and selling various vitamins and nutritional supplements derived from botanicals and plants (the "Business"); and

     WHEREAS, NUCYCLE is engaged in, among other things, the business of producing raw materials to be used as vitamins and nutritional supplements; and

     WHEREAS, the parties anticipate that they will develop a new private label for the sale of vitamins and nutritional supplements to be known as BIOMINS (the "Private Label"); and

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     WHEREAS, BIOSCIENCE and NUCYCLE agree that it is in their mutual interest that NUCYCLE produce the raw materials related to the Business of BIOSCIENCE for the Private Label, under the terms herein set forth.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

     1.   PRODUCTS.  NUCYCLE shall produce and deliver to BIOSCIENCE, and
          --------
BIOSCIENCE shall purchase and receive exclusively from NUCYCLE, the raw materials derived from plants to be used in the Private Label products as may be required by BIOSCIENCE from time to time for the Business (the "Products") upon the terms and conditions hereinafter set forth. The initial Products are set forth on Schedule A attached hereto.

     2.   PRODUCT DEVELOPMENT.  (a) Using the Products, NUCYCLE and BIOSCIENCE
          -------------------
shall jointly develop formulas, vitamins, and/or nutritional supplements for sale under the Private Label.

          (b) Each party hereto acknowledges and agrees that upon termination of this Agreement, all right, title and interest in and to the formulas using the Products shall be owned by BIOSCIENCE.

     3.   CONFIDENTIALITY AGREEMENT.  Simultaneously with and as a condition to
          -------------------------
the execution and delivery of this Agreement by BIOSCIENCE, MANHATTAN DRUG COMPANY, INC., who is a member or BIOSCIENCE, and NUCYCLE are entering into that certain Confidentiality Agreement (the "Confidentiality Agreement"), the

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terms of which are an integral part of the terms of this Agreement and are hereby incorporated by this reference.

     4.   TERM.  This Agreement shall be effective for a five (5) year period
          ----
(the "Initial Term") commencing as of the date hereof (the "Effective Date"), and for successive five (5) year periods thereafter (each a "Renewal Term"), subject to termination by either party upon written notice to the other party not less than one (1) month prior to the expiration of the Initial Term or any Renewal Term thereafter, unless sooner terminated in accordance with Section 16 below. Each annual period under this Agreement is hereinafter sometimes referred to as a "contract year".

     5.   DELIVERY FORECASTS.
          ------------------

          The parties to this Agreement acknowledge that BIOSCIENCE is unable to forecast its delivery requirements on a monthly basis with respect to such Products for the first contract year. BIOSCIENCE shall use its best efforts to submit to NUCYCLE delivery forecasts for succeeding contract years.

     6.   ALTERNATE MANUFACTURERS.  NUCYCLE and BIOSCIENCE acknowledge and agree
          -----------------------
that NUCYCLE shall be the exclusive producer for BIOSCIENCE of all such Products. BIOSCIENCE shall have the right to purchase the Products from other manufacturers designated by NUCYCLE during the term of this Agreement if NUCYCLE is unable to, or does not desire to, produce the Products.

     7.   PRICE.  (a) This paragraph 7(a) shall control so long as NUCYCLE or
          -----
any of its affilitates has an ownership interest in

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BIOSCIENCE. The initial per unit prices for the Products shall be NUCYCLE's
_____________________________________________./1/ After production commences, a list of NUCYCLE's __________________/2/ will be provided to BIOSCIENCE upon request. NUCYCLE hereby represents that such price includes only direct costs incurred in the production of the Products. The price per unit for each of the Products shall change from time to time based on changes in NUCYCLE's costs of acquiring the raw materials component of the Products, changes in labor, and other changes in direct costs. The shipping component shall be the cost for delivery of the Products to BIOSCIENCE's designated warehouse facility. Such charges shall be directly paid by BIOSCIENCE or paid by NUCYCLE and reimbursed by BIOSCIENCE.

     (b) If NUCYCLE or any of its affiliates no longer owns any ownership interest in BIOSCIENCE, then the price charged under paragraph 7(a) for the applicable services described therein shall be its most competitive prices charged to third parties for the quantities involved.

     8.   PAYMENTS.  BIOSCIENCE shall directly reimburse NUCYCLE from sales its
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current prices as set forth in paragraph 7 not less often than monthly.

_____________________
/1/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/2/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

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     9.   CHANGES IN SPECIFICATIONS.
          -------------------------

          (a) BIOSCIENCE may at any time and from time to time make changes to the Product specifications previously given to NUCYCLE. All changes in the Product specifications shall be in writing, signed by BIOSCIENCE and, as of the effective date specified by BIOSCIENCE (which shall be at least thirty (30) days after the same are delivered to NUCYCLE), shall be deemed to be a part of this Agreement.

          (b) If any change in the Product specifications shall result in a change in NUCYCLE's actual direct costs of production and manufacture, BIOSCIENCE shall pay such increase costs as the same may be reflected from time to time in NUCYCLE's current prices.

     10.  COMPLIANCE WITH LAWS.  NUCYCLE shall be responsible for compliance
          --------------------
with all health, environmental and other laws relating to the safe handling and transportation of the Products until delivered to BIOSCIENCE' designated warehouse facility.

     11.  WARRANTIES; REMEDIES.  NUCYCLE hereby warrants and agrees that:
          --------------------

          (a) All Products delivered pursuant to this Agreement shall be free from defects in materials and workmanship.

          (b) NUCYCLE shall comply with all applicable Federal, State and local laws and regulations in producing the Products hereunder, including, but not limited to, all requirements of the

________________________________________________________________________________

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Fair Labor Standards Act of 1938, as amended, the Equal Employment Opportunities provisions of the Civil Rights Act of 1964, as amended, and all regulations promulgated thereunder.

     12.  INSURANCE.
          ---------

          (a) NUCYCLE shall, throughout the term hereof, maintain (i) worker's compensation insurance in statutory amounts covering all of its employees, (ii) employer's liability insurance with a minimum per occurrence limit of ______________/3/ and (iii) public liability insurance (including product liability and "broad form" contractual liability) for injuries, including accidental death, to any one person in an amount not less than ______________/4/ and on account of any one accident in an amount not less than ______________/5/ and for property damage in an amount not less than ______________/6/ (the employer's liability and public liability insurance are herein referred to as the "Liability Insurance").


________________________
/3/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/4/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/5/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

/6/ Pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, the confidential material has been omitted and filed separately with the Securities and Exchange Commission.

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          (b) All insurance policies required hereunder shall be issued by companies reasonably acceptable to BIOSCIENCE. BIOSCIENCE (and such other companies as it may nominate) shall be, upon written request, named as additional insured under NUCYCLE's Liability Insurance. NUCYCLE shall furnish BIOSCIENCE with certificates of insurance which provide that BIOSCIENCE (and such other companies as it may nominate) are named as an additional insured under the Liability Insurance, that the Liability Insurance is primary as to any other insurance, that the issuers of the Liability Insurance waive subrogation against BIOSCIENCE (and its nominees), that the Liability Insurance includes contractual liability and that all policies required hereunder cannot be modified or cancelled without thirty (30) days advance notice being given to BIOSCIENCE. The existence of any such insurance shall not be construed as a limitation of NUCYCLE's liability hereunder.

     13.  FORCE MAJEURE.
          -------------

          (a) Failure by NUCYCLE to make any delivery hereunder (or portions thereof) when due shall not subject NUCYCLE to any liability to BIOSCIENCE if NUCYCLE declares in writing to BIOSCIENCE that performance cannot be made due to
(i) act of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riot, sabotage, accident or embargo; (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of NUCYCLE;

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(iii) interruption of or delay in transportation beyond the reasonable control of NUCYCLE; (iv) inadequacy or shortage or failure of normal sources of supply of materials, energy or equipment beyond the reasonable control of NUCYCLE; (v) equipment breakdowns beyond the reasonable control of NUCYCLE; (vi) labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within NUCYCLE's power to concede; or
(vii) compliance by NUCYCLE with any order, action, direction or request of any governmental officer, department, agency, authority or committee thereof (any occurrence or condition set forth in subsections (i) through (vii) above are herein referred to as "Force Majeure").

          (b) If NUCYCLE claims an excuse hereunder, NUCYCLE shall promptly notify BIOSCIENCE in writing, specifying the reasons therefor and expected duration thereof. NUCYCLE shall take reasonable steps to ensure resumption of full performance hereunder as soon as reasonably possible.


     14.  INTANGIBLE PROPERTY; GRANT OF LICENSE.
          -------------------------------------

     The parties hereby acknowledge and agree that BIOSCIENCE will own all new trademarks and tradenames relating directly to the vitamins and nutritional products manufactured with the Products.


     15.  NUCYCLE'S INDEMNITY.
          -------------------

     NUCYCLE shall indemnify and hold harmless BIOSCIENCE, its subsidiaries and affiliates, and their respective officers, directors and employees (collectively, "Indemnitees") from and

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against any and all claims, demands, causes of action, suits, proceedings, judgments, decrees, liabilities, losses, damages and costs, including attorneys' fees and disbursements (collectively "Claims"), which may be asserted against any Indemnitee to the extent they arise out of, are connected with or relate to, any and all units of the Product, whether or not for damage to property or injury or death, including, but not limited to (a) Claims involving the operation of NUCYCLE's facility, and (b) Claims involving any environmental, safety or health law, regulation or order of any governmental authority. Notwithstanding the foregoing, NUCYCLE shall not be responsible for any Claim arising out of misuse of any Product.


     16.  TERMINATION.
          -----------

          (a) In addition to the right of either party to terminate this Agreement at the end of the Initial Term or any Renewal Term thereafter as set forth in Section 4 above, either party may terminate this Agreement by written notice to the other party if the other party (i) suspends payment of its debts or enters into or becomes subject to insolvency, liquidation, dissolution or bankruptcy proceedings, (ii) makes an assignment for the benefit of its creditors, (iii) has a receiver or trustee appointed for all or a substantial portion of its assets, (iv) seeks relief under any law for debtors' relief, or
(v) fails to comply with the terms and conditions of this Agreement in any material respect; provided, however, that in such event, with
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respect to the events or circumstances set forth in subsection (v) above, the party failing to comply with the terms and conditions of this Agreement in such material respect shall be provided at least ten (10) days' prior written notice during which it may cure the failure.

          (b) Except as expressly set forth in this Agreement, termination of this Agreement:

               (i) will not affect or impair the rights, liabilities and obligations of any party under any purchase order issued prior to the effective date of termination, including without limitation the right of BIOSCIENCE to sell all Products delivered to BIOSCIENCE prior to termination hereof; and

               (ii) will not relieve any party of any obligation or liability incurred under this Agreement prior to the effective date of termination.

          (c) In the event of termination hereunder for whatever reason (other than nonpayment), NUCYCLE shall, at BIOSCIENCE's option, and upon BIOSCIENCE's request, continue to perform its obligations hereunder for a period of up to one hundred eighty (180) days beyond the date of termination.

     17.  GOVERNING LAW.  This Agreement shall be governed by the laws of the
          -------------
State of New Jersey, including the New Jersey adopted version of the Uniform Commercial Code.

     18.  ASSIGNABILITY.  This Agreement may not be assigned by either party
          -------------
without the consent of the other party, provided,
                                        --------

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however, that either party may assign some or all of its rights or obligations
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hereunder without the other party's consent to any person or entity controlling, controlled by, or under common control with, the first party, or, pursuant to a stock or asset sale, a merger or any other transaction, to any successor to all or substantially all of the assets of any business unit of the first party receiving the benefits of this Agreement.

     19.  ARBITRATION.  Any dispute, controversy or claim arising out of or
          -----------
relating to this Agreement, which cannot be amicably settled, shall be finally settled by arbitration to be held in New Jersey, in accordance with the rules of the American Arbitration Association. Arbitration shall be before three arbitrators, one to be selected by each of the parties and the third to be chosen by the first two arbitrators. Each party shall be responsible for its own expenses regarding any arbitration. The costs of the arbitration itself shall be shared equally by the parties unless otherwise determined by the arbitrators. Judgment upon any award may be entered in any court having jurisdiction and shall be final.

     20.  NOTICES.  All notices, requests, demands and other communications
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hereunder shall be in writing and shall be given to the parties at their respective addresses set forth below and shall be sent by (i) hand delivery;
(ii) certified mail, return receipt requested, postage prepaid; (iii) a recognized "overnight" delivery service; or (iv) telecopy. Notices sent by hand delivery

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shall be deemed received when delivered to the address and/or person set forth below; notices sent by certified mail shall be deemed received when accepted; notices sent by "overnight" delivery service shall be deemed received when delivered; and notices sent by telecopy shall be deemed received upon receipt of confirmation of dispatch:

     If to BIOSCIENCE:
                         BIOSCIENCE, L.L.C.
                         225 Long Avenue
                         Hillside, NJ 07205
                         Attention:  Mr. Eric Friedman
                         Telephone No. (973) 926-0816
                         Telecopy No.  (973) 926-1735

     With copies to:     Dr. Burt Ensley
                         Pres. & CEO
                         NuCycle Therapy, Inc.
                         1 Deer Park Drive,  Suite M
                         Monmouth Junction, NJ 08852
                         Telephone No. (732)438-0900
                         Telecopy No.  (732) 438-1209


     If to NUCYCLE:      NUCYCLE THERAPY, INC.
                         Dr. Burt Ensley
                         Pres. & CEO
                         NuCycle Therapy, Inc.
                         1 Deer Park Drive,  Suite M
                         Monmouth Junction, NJ 08852
                         Telephone No. (732)438-0900
                         Telecopy No.  (732) 438-1209



     With copies to:     Drinker Biddle & Shanley, LLP
                         500 Campus Drive
                         Florham Park, NJ 07932
                         Attention:  Kevin M. Kilcullen, Esq.
                         Telephone No. (973) 549-7390
                         Telecopy No.  (973) 360-9831

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or to such other address or telecopy number as any party may designate by written notice in the aforesaid manner.

     21.  INSPECTION.  BIOSCIENCE shall have the right, during normal business
          ----------
hours and upon not less than two (2) days prior notice, to inspect the books and records of NUCYCLE as to BIOSCIENCE transactions hereunder and plants and facilities of NUCYCLE producing BIOSCIENCE Products in order to confirm compliance with this Agreement or to review any information provided to BIOSCIENCE by NUCYCLE hereunder. NUCYCLE shall have the right during normal business hours and upon not less than two (2) days prior notice, to inspect the books and records of BIOSCIENCE as to BIOSCIENCE transactions hereunder and plants and facilities of BIOSCIENCE producing BIOSCIENCE Products in order to confirm compliance with this Agreement or to review any information provided to NUCYCLE by BIOSCIENCE hereunder.

     22.  WAIVER.  The right of either party at any time to require strict
          ------
performance by the other party hereto of any or all of the terms and conditions of this Agreement shall in no way be affected or impaired by prior waiver, forbearance, or course of dealing.

     23.  ENTIRETY.  This Agreement constitutes the entire agreement between the
          --------
parties hereto with respect to the development, manufacture, warehouse, order fulfillment, and supply by NUCYCLE and purchase by BIOSCIENCE of the Products, and merges and supersedes all prior understandings and representations, whether oral or written, between the parties pertaining thereto. No addition, modification or alteration of this Agreement shall be of any force or effect whatsoever unless reduced to writing and signed by the party to be charged thereby. Any provision appearing on any purchase order, sales order, sales acknowledgment, purchase order release or similar document which appears to modify, alter or add to the provisions of this Agreement, shall be null and void and of no effect whatsoever unless acknowledged and accepted, in writing, by both parties on said documents.

     24.  SURVIVAL.  The obligations of the parties under Sections
          --------

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10, 13, 14, 15, 18, and 19 hereof shall survive the termination of this
Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the date and year first hereinabove written.

BIOSCIENCE, L.L.C.                      NUCYCLE DRUG COMPANY, INC.


By:      /s/ Eric Friedman              By:      /s/ Burt Ensley
   ---------------------------             ----------------------------

Name:        Eric Friedman              Name:        Burt Ensley
     -----------------------------           --------------------------

Title:        Member                    Title:          CEO
      ------------------------                -------------------------

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